PRESS RELEASE                           June 19, 1997

For more information contact:
Robert L. Savage, President
Tri-County Federal Savings Bank
2201 Main Street, P.O. Box 1057
Torrington, WY  82240
(307)532-2111

          TRI-COUNTY BANCORP, INC. ANNOUNCES
              STOCK REPURCHASE PROGRAM

Torrington, Wyoming -- June 18, 1997 -- Tri-County Bancorp, Inc., Torrington, Wyoming (the "Corporation"), the parent holding company of Tri-County Federal Savings Bank (the "Savings Bank"), announced today that the Corporation's Board of Directors had approved a stock repurchase program. The Corporation may repurchase $600,000 worth of its outstanding Common Stock over a period of time in open market transactions. The stock repurchase will result in an increase in the percent of ownership of Common Stock of non-tendering "insiders."

As of March 31, 1997, the Corporation had 608,749 shares of Common Stock outstanding and $13.2 million in stockholders' equity. "With the Common Stock currently trading at approximately $20.50 per share or 94.8 percent of book value, the Corporation's Board believes that the purchase of its own stock is an excellent investment," commented Robert L. Savage, President of the Corporation. "The Board of Directors believes that it is in the best interest of the Corporation and its stockholders to repurchase some of its outstanding Common Stock in view of its present trading price, the Corporation's earnings and the Corporation's high level of capital."

The Savings Bank is a community-oriented retail savings institution offering traditional deposit and mortgage loan products. Since being founded in 1935, Tri-County Federal Savings Bank has focused on serving its customers located primarily in and around Goshen and Platte Counties, Wyoming. Tri-County Federal Savings Bank provides retail-banking services, with emphasis on one-to-four family residential mortgages from its home office located in Torrington, Wyoming and a branch office in Wheatland, Wyoming. At March 31, 1997, the Corporation and its subsidiary had total assets, deposits and stockholders' equity of $86.0 million, $48.9 million and $13.2 million, respectively. The Corporation's Common Stock is traded in the over-the-counter market on the Nasdaq System under the symbol "TRIC."